Exhibit 10.1

Amendment No. 4 to the Catamaran Corp.
2007 Employee Stock Purchase Plan

WHEREAS, Catamaran Corporation (the “Company”) has adopted and maintains the Catamaran Corp. 2007 Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, pursuant to Section 15.2 of the Plan, the Plan is hereby amended as follows:

1.	The following new Article 26 is hereby added to read in its entirety as follows:

ARTICLE 26 – Suspension of Plan

26.1 Effective as of the close of business on March 31, 2015, all future payroll deductions under the Plan shall be suspended and no Common Shares may be purchased under the Plan with respect to any Purchase Period beginning after March 31, 2015; provided, however, if the Arrangement Agreement, dated as of March 29, 2015, by and among the Company, UnitedHealth Group Incorporated, a corporation incorporated under the laws of the State of Minnesota, USA, and 1031387 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the laws of the Province of British Columbia, Canada, shall terminate without consummation of the transactions contemplated thereunder, then the Plan shall resume in accordance with its terms with respect to the first Purchase Period commencing after the date on which the Arrangement Agreement is terminated, without regard to this Article 26.

In all other respects, the Plan shall remain in full force and effect in accordance with its terms.

As adopted by the Board of Directors of Catamaran Corp. on March 29, 2015.